AT THE COMPANY Rafael Arrillaga-Torréns, Jr. Chairman, President and CEO Yadira R. Mercado Executive Vice-President, CFO 787/751-7340	AT FINANCIAL RELATIONS BOARD Julie Tu -Investor Inquiries 212/445-8456 Marilynn Meek General Inquiries 212/827-3773

EUROBANCSHARES, INC. REPORTS EARNINGS FOR THE
FIRST QUARTER ENDED MARCH 31, 2005

San Juan, Puerto Rico, April 28, 2005—EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today reported its results for the first quarter ended March 31, 2005.

EuroBancshares’ net income for first quarter 2005 increased 104.99% to $4.8 million, or $0.23 per diluted share compared to net income of $2.3 million, or $0.16 per diluted share, for the same period in 2004, after giving effect to a two-for-one stock split effective July 15, 2004, the issuance of 3,450,000 shares on August 11, 2004 in the Company’s Initial Public Offering (IPO) and an additional 517,500 shares on September 15, 2004, pursuant to the exercise of the underwriters’ over-allotment option in connection with the IPO. Return on Average Assets (ROAA) for the first quarter of 2005 was 0.91%, compared to a ROAA of 0.69% for the same quarter in 2004. Return on Average Common Equity (ROAE) for the first quarter of 2005 was 12.79%, compared to 13.96% for the first quarter of 2004.
The Company reported total interest income of $31.8 million for the first quarter of 2005, compared to $19.0 million for the first quarter of 2004. This increase was due to the combined result of increases in average interest-earning assets and increased yields resulting from higher interest rates during 2005. Average first quarter interest-earning assets increased to $2.0 billion at March 31, 2005, compared to $1.3 billion at March 31, 2004.

Total interest expense was $13.5 million for the first quarter ended March 31, 2005, compared to $8.3 million for the same quarter in 2004. This increase resulted also from the combination of higher interest-bearing liabilities and increased costs of funds during 2005. Average first quarter interest-bearing liabilities increased to $1.8 billion at March 31, 2005, as compared to $1.2 billion at March 31, 2004.

Net interest margin on a fully taxable equivalent basis and net interest spread increased to 3.75% and 3.38% for the first quarter of 2005, as compared to 3.43% and 3.14% for the same quarter of 2004, respectively. The increase is mainly due to the higher interest rate environment experienced during the first quarter of 2005 when compared to prior year same period. On the other hand, when comparing the first quarter of 2005 with the quarter ended on December 31, 2004, it reflects a decrease from an interest margin on a fully taxable equivalent basis and net interest spread of 3.88% and 3.51%, respectively. However, based on the Company’s interest rate risk simulation model as of March 31, 2005, the Company remains asset sensitive in a rising rates environment over one year. The following table indicates the estimated impact on future net interest income under various interest rate scenarios as of March 31, 2005:

	Change in Future Net Interest Income
	At March 31, 2005
Change in Interest Rates	Dollar Change	Percentage Change
	(Dollars in thousands)
+200 basis points over one year	$2,832	4.17%
+100 basis points over one year	1,443	2.13
- 100 basis points over one year	(660)	(0.97)
- 200 basis points over one year	(1,526)	(2.25)

We also monitor the repricing terms of our assets and liabilities through gap matrix reports for the rates unchanged, rising and falling rate scenarios. The following table sets forth, on a stand-alone basis, the Company’s interest-earning assets and interest-bearing liabilities outstanding at March 31, 2005, which we anticipate, based upon certain assumptions, to reprice or mature in each of the future time periods shown. The projected repricing of assets and liabilities anticipates prepayments and scheduled rate adjustments, as well as contractual maturities under an interest rate unchanged scenario within the selected time intervals.

	As of March 31, 2005 Volumes Subject to Repricing Within
	0-1 Days	2-180 Days	181-365 Days	1-3 Years	Over 3 Years	Non-Interest Sensitive	Total
	(Dollars in thousands)
Assets:
Short-term investments and federal funds sold	$25,505	$—	$—	$—	$—	$—	$25,505
Investment securities and FHLB/ Federal Reserve Bank stock	—	96,332	128,450	234,910	136,276	—	595,968
Loans	—	774,493	76,897	275,557	293,250	—	1,420,197
Fixed and other assets	—	—	—	—	—	76,264	76,264
Total swaps	—	—	9,442	20,785	20,000	—	50,227
Total assets	$25,505	$870,825	$214,789	$531,252	$449,526	$76,264	$2,168,161

Liabilities and Stockholders’ Equity:
Interest-bearing checking, savings and money market accounts	—	76,055	546	—	—	462,911	539,512
Certificates of deposit	—	331,515	127,958	260,164	188,448	—	908,085
Borrowed funds	—	430,360	17,830	23,426	25,940	—	497,556
Other liabilities	—	—	—	—	—	13,206	13,206
Total swaps payable	—	50,227	—	—	—	—	50,227
Stockholders’ equity	—	10,763	—	—	—	148,812	159,575
Total liabilities and stockholders’ equity	$—	$898,920	$146,334	$283,590	$214,388	$624,929	$2,168,161

Period gap	$25,505	$(28,095)	$68,455	$247,662	$235,138
Cumulative gap	$25,505	$(2,590)	$65,865	$313,528	$548,665
Period gap to total assets	1.18%	-1.30%	3.16%	11.42%	10.85%
Cumulative gap to total assets	1.18%	-0.12%	3.04%	14.46%	25.31%
Cumulative interest-earning assets to cumulative interest-bearing liabilities	N/A	99.71%	106.30%	123.59%	135.55%

The provision for loan and lease losses for the quarter ended March 31, 2005 was $1.3 million, compared to $1.5 million for the quarter ended March 31, 2004. The decrease in the provision was a direct result of the periodic evaluation of the allowance for possible loan and lease losses, considering net-charge offs, delinquencies and related experience.

The Company recorded net non-interest income of $901,000 in the first quarter of 2005, as compared to $1.6 million for the same quarter last year. This decrease is primarily the result of certain charges to earnings as described below. Nevertheless, the main components of non- interest income are the service charges and other fee income, for which the Company recorded $2.0 million for the first quarter of 2005 as compared to $1.6 million for the first quarter of 2004.

Net non-interest income also reflects a $1.1 million charge to earnings in the first quarter of 2005 for net losses on non-hedging derivatives on which hedge accounting had been discontinued, including a $1.3 million loss related to cash-flow hedges (such derivatives were subsequently terminated in April 2005 resulting in a $136,000 gain), and a $267,000 gain related to fair-value hedges. In April 2005, management re-designated all remaining derivatives as fair-value hedges. The derivatives were assumed in connection with the acquisition of BankTrust in May 2004.

Net non-interest income also includes $426,000 in gains on sale of loans, mainly resulting from a $14.9 million sale of lease financing contracts in the first quarter of 2005, as compared to none on prior year same quarter. Also, during the quarter ended March 31, 2005, the Company recognized a $230,000 loss on sale of $40.0 million in U.S. Treasury obligations available for sale, which were sold in an effort to improve the yields of the available for sale securities portfolio. No securities were sold during the first quarter of 2004. Another component of net non-interest income is the net loss on sale of repossessed assets and other assets. During the first quarter of 2005, the Company had a $193,000 net loss on sale of repossessed assets and other assets as compared to $44,000 for prior year same quarter. This increase was attributable to increased losses on sale of repossessed autos as we have been more aggressive in our disposition efforts in order to lower our inventory of repossessed assets.

Non-interest expense for the first quarter of 2005 increased to $10.8 million, compared to $7.4 million for the first quarter of 2004. This increase was mainly concentrated in personnel, occupancy, professional expenses, and other expenses. Such increase reflects the opening of the Hatillo branch in March 2004, the Company’s growth in total assets, and increase in operating expenses following the acquisition of BankTrust in May 2004 and the Initial Public Offering in August 2004. Even with this increase in operating expenses, the Company improved its efficiency ratio, on a fully taxable equivalent basis, to 54.37% from 58.17% for the quarter ended March 31, 2005 and 2004, respectively.

EuroBancshares increased its total assets to $2.120 billion at March 31, 2005 from $2.103 billion at December 31, 2004. After a $14.9 million sale of finance leases during this first quarter of 2005 total loans still increased by $50.1 million, to $1.435 billion at March 31, 2005, from $1.385 billion at December 31, 2004. Commercial loans, the Company’s main line of business, increased by $46.6 million, or 6.60%, to $752.6 million as of March 31, 2005, from $706.0 million as of December 31, 2004.

Non-performing loans to total loans decreased to 2.57% as of March 31, 2005, compared to 2.92% as of December 31, 2004. In the same way, non-performing assets to total assets also decreased to 2.18% at March 31, 2005, from 2.23% at December 31, 2004. Net charge-offs (on an annualized basis) as a percentage of average loans decreased to 0.66% for the first quarter of 2005 when compared to 0.70% for the year ended December 31, 2004. The allowance for loan losses decreased to $18.0 million as of March 31, 2005, from $19.0 million as of December 31, 2004. The decreased allowance was impacted by $703,347 net charge-offs on loans acquired from BankTrust, in which adequate reserves were also acquired and accordingly, additional provision was not considered necessary to replenish such charge-offs. The allowance for loan and lease losses is considered adequate as it represents 1.25% of total loans at March 31, 2005.

During the first quarter of 2005, the investment portfolio decreased by approximately $22.3 million to $590.0 million from approximately $612.3 million as of December 31, 2004. The change was due primarily to the net effect of a $40.0 million sale of US Treasury obligations which would have matured during August and September of 2005, the monthly principal prepayments for approximately $30.6 million of mortgage backed securities, and the purchase of $8.2 million FHLB obligations and $41.3 million of mortgage backed securities. During the past few years, we positioned our investment portfolio for an increase in interest rates by purchasing mostly investments with maturities or estimated maturities between 1½ to 4 years. During the first quarter of 2005, we have seen higher interest in the short term of the curve and we have been able to reinvest at higher yields and for maturities or estimated maturities from 2 years to 4½ years. As of March 31, 2005, after above-mentioned transactions, the estimated average maturity was approximately 3.73 years and the average yield was approximately 4.68% compared to the estimated average maturity of approximately 2.64 years and the average yield of approximately 4.15% as of December 31, 2004.

Deposits grew by $37.1 million, from $1.409 billion at December 31, 2004 to $1.446 billion at March 31, 2005. Other borrowings decreased to $498.9 million at March 31, 2005, as compared to $520.2 million at December 31, 2004.

Rafael Arrillaga-Torréns, Chairman, President and Chief Executive Officer, commented, “We are very pleased with the Company’s first quarter results, especially given the charges to earnings for the discontinuance of hedge accounting on cash-flow hedges, and the loss on sale of securities available for sale in an effort to improve the yield of the securities portfolio. Even with those charges, EuroBancshares demonstrated its ability to succeed within our niche and the capacity to grow its earnings. This capacity is largely driven by the solid performance of our growing asset base, particularly in our core business, the commercial loan production to small to mid-size businesses and professionals. Our strength is also illustrated by our ability to integrate acquisitions and by the reduction on our ratio of non-performing loans to total loans.

Now totaling $752.6 million, commercial loans continue to be our principal asset and the primary focus of our successful pure play banking model. This particular portfolio grew organically in the first quarter of 2005, resulting in over 24% on an annualized basis for the second consecutive quarter. On the other hand, after three full quarters after the BankTrust merger, non-performing assets to total loans have declined 59 basis points to 2.58% as of March 31, 2005 from the high reached subsequent to the acquisition of 3.17%. We are confident in our ability to generate a performance that continues to distinguish us within our industry.”

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank; EBS Overseas, an international banking entity, and its wholly owned insurance agency, EuroSeguros.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

March 31, 2005 and December 31, 2004

Assets	2005	2004

Cash and due from banks	$19,810,490	$18,597,116
Interest-bearing deposits	5,975,309	3,271,377
Securities purchased under agreements to resell	25,504,761	42,810,479
Investment securities available for sale:
Pledged securities with creditors’ right to repledge	441,391,708	457,247,716
Other securities available for sale	93,411,761	98,234,027
Investment securities held to maturity:
Pledged securities with creditors’ right to repledge	43,498,792	34,390,675
Other securities held to maturity	4,562,785	15,113,768
Other investments	8,511,550	8,715,600
Loans held for sale	3,091,004	2,684,063
Loans, net of allowance for loan and lease losses of $17,965,746 in 2005
and $19,038,836 in 2004	1,417,106,585	1,365,890,375
Accrued interest receivable	12,152,683	11,167,973
Customers’ liability on acceptances	369,017	395,161
Premises and equipment, net	11,512,121	11,261,213
Other assets	33,550,686	33,009,509
Total assets	$2,120,449,252	$2,102,789,052
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$135,293,984	$137,895,861
Interest bearing	1,310,833,546	1,271,140,575
Total deposits	1,446,127,530	1,409,036,436
Securities sold under agreements to repurchase	442,159,750	463,409,056
Acceptances outstanding	369,017	395,161
Notes payable to Federal Home Loan Bank	10,395,588	10,403,638
Notes payable to Statutory Trusts	46,393,000	46,393,000
Accrued interest payable	7,520,780	6,719,851
Accrued expenses and other liabilities	7,909,054	8,130,222
	1,960,874,719	1,944,487,364
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000
shares; issued and outstanding 430,537 in 2005 and 2004, respectively	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000
shares; issued and outstanding 19,564,086 shares in 2005 and 2004	195,641	195,641
Capital paid in excess of par value	105,508,402	105,408,402
Retained earnings:
Reserve fund	5,234,852	4,721,756
Undivided profits	44,438,424	40,369,955
Accumulated other comprehensive loss	(6,566,211)	(3,157,491)
Total stockholders’ equity	159,574,533	158,301,688
Total liabilities and stockholders’ equity	$2,120,449,252	$2,102,789,052

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

For the three month periods ended March 31, 2005 and 2004

	Three Months Ended March 31,
	2005	2004
Interest income:
Loans, including fees	$26,727,734	$16,751,129
Investment securities	4,807,841	2,127,403
Interest-bearing deposits, securities purchased
under agreements to resell, and other	217,189	127,810
Total interest income	31,752,764	19,006,342
Interest expense:
Deposits	9,768,022	7,033,199
Securities sold under agreements to repurchase,
notes payable, and other	3,717,039	1,314,122
Total interest expense	13,485,061	8,347,321
Net interest income	18,267,703	10,659,021
Provision for loan and lease losses	1,250,000	1,500,000
Net interest income after provision for loan
and lease losses	17,017,703	9,159,021
Noninterest income:
Service charges – fees and other	1,973,613	1,636,904
Net loss on non-hedging derivatives	(1,075,419)	—
Net loss on sale of securities	(230,017)	—
Net loss on sale of repossessed assets and on disposition
of other assets	(193,257)	(43,782)
Gain on sale of loans	425,882	—
Total noninterest income	900,802	1,593,122
Noninterest expense:
Salaries and employee benefits	5,739,690	4,004,042
Occupancy	2,051,290	1,532,016
Professional services	645,918	361,561
Insurance	294,021	149,508
Promotional	132,852	115,670
Other	1,956,707	1,200,740
Total noninterest expense	10,820,478	7,363,537
Income before income taxes	7,098,027	3,388,606
Provision for income taxes	2,332,811	1,063,981
Net income	$4,765,216	$2,324,625
Earnings per share:
Basic	$0.23	$0.17
Diluted	$0.23	$0.16

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended
	March 31,		December 31,
	2005	2004	2004

Average shares outstanding - basic	19,564,086	14,033,977	19,520,978
Average shares outstanding - assuming dilution	20,360,022	14,462,888	20,327,629
Number of shares outstanding at end of period	19,564,086	14,112,646	19,564,086

Average Balances

Total assets	$2,102,260	$1,345,720	$2,037,687
Loans and leases, net of unearned	1,415,205	913,181	1,378,947
Interest-earning assets	2,025,650	1,291,214	1,961,032
Interest-bearing deposits	1,294,604	909,037	1,251,336
Interest-bearing liabilities	504,704	259,805	472,310
Preferred stock	10,763	—	10,763
Shareholders' equity	159,795	66,634	156,645

Financial Data

Total assets	$2,120,449	$1,413,778	$2,102,789
Loans and leases, net of unearned	1,438,163	961,244	1,387,613
Allowance for loan and lease losses	17,966	9,881	19,039
Total deposits	1,446,128	1,054,833	1,409,036
Total borrowings	498,948	281,086	520,206
Preferred stock	10,763	—	10,763
Dividends on preferred stock	184	—	188
Shareholders' equity	159,575	70,011	158,302
Net income	4,765	2,325	6,129
Total interest income	31,753	19,006	30,485
Total interest expense	13,485	8,347	12,171
Provision for loan and lease losses	1,250	1,500	1,250
Other noninterest income	1,973	1,637	2,272
Net loss on non-hedging derivatives	(1,075)	—	—
Net gain (loss) on sale of securities, loans and other assets	3	(44)	1,093
Noninterest expense	10,821	7,363	10,986
Income taxes	2,333	1,064	3,319
Net income before extraordinary item	4,765	2,325	6,124
Extraordinary item	—	—	5
Nonperforming assets	46,125	34,719	46,974
Nonperforming loans	36,998	26,928	40,533
Net charge-offs	2,323	1,013	2,397

Performance Ratios

Return on average assets (1)	0.91%	0.69%	1.20%
Return on average common equity (2)	12.79	13.96	16.79
Net interest spread (3)	3.38	3.14	3.51
Net interest margin (4)	3.75	3.43	3.88
Efficiency ratio (5)	54.37	58.17	49.11
Earnings per common share before extraordinary item - basic	$0.23	$0.17	$0.30
Earnings per common share before extraordinary item - diluted	0.23	0.16	0.29
Earnings per common share - basic	0.23	0.17	0.30
Earnings per common share - diluted	0.23	0.16	0.29

Asset Quality Ratios

Nonperforming assets to total assets	2.18%	2.46%	2.23%
Nonperforming loans to total loans	2.57	2.80	2.92
Allowance for loan and lease losses to total loans	1.25	1.03	1.37
Net loan and lease charge-offs to average loans	0.66	0.44	0.70

(1)	Return on average assets (ROAA) is determined by dividing net income before extraordinary gain by average assets.
(2)	Return on average common equity (ROAE) is determined by dividing net income before extraordinary gain by average common equity.
(3)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(4)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.
(5)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.